Exhibit 99.1

SokSiphana & Associates

Phnom Penh
GIA Tower, floor 33A
Sopheak Mongkul Street,
Koh Pich, Sangkat Tonle Bassac,
Khan Chamkarmorn, 120101
Cambodia

Tel +855 23 999 878
Fax +855 23 999 878

Siem Reap
No. 9, Street Rolus Borei Premprey
Sangkat Kork Chork
Siem Reap, Cambodia

Tel +855 063 900 068

Email: info@soksiphana.com
website: www.soksiphana.com

23 October 2024

BY EMAIL

Kandal M Venture Limited

Cricket Square Hutchins Drive

PO Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re: Project Pocketbook

We have acted as Cambodian counsel for Kandal M Venture Limited, a company incorporated in the Cayman Islands, in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (on or about the date hereof) (the “Registration Statement”) for the proposed listing of the shares of Kandal M Venture Limited on the NASDAQ Stock Market (the “Proposed Listing”) wherein we have been instructed to provide a legal opinion on its subsidiary, FMF Manufacturing Co., Ltd. (the “Company”), incorporated under the laws of the Kingdom of Cambodia, regarding the Company’s incorporation and certain other Cambodian law matters related to the Company, as stated herein (the “Legal Opinion”).

1.	Basis of Opinion

(a)	This Legal Opinion is limited to the laws of the Kingdom of Cambodia of general application at the date of this Legal Opinion, as currently applied by the courts and regulatory authorities of the Kingdom of Cambodia and is given on the basis that it will be governed by and construed in accordance with the laws of the Kingdom of Cambodia. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Kingdom of Cambodia. There is no guarantee that any laws of the Kingdom of Cambodia, or the interpretation or enforcement thereof, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)	Our opinion is limited to matters concerning the Company and we express no opinion on any matters relating to Kandal M Venture Limited.

(c)	For the purposes of rendering this Legal Opinion, we have examined only the following documents (together, the “Information Sources”):

(i)	a copy of the documents as disclosed to us by the Company as set out in Annex 1 attached to this Legal Opinion (collectively, the “Related Documents”);

(ii)	the results of an online corporate search obtained on the Company’s particulars registered in the online database of the Ministry of Commerce (the “MOC”) on 23 October 2024 (the “Online Company Search”); and

(iii)	the results of an online search of secured transactions registered against the Company with the Secured Transaction Filing Office (the “STFO”) on 23 October 2024 (the “Online STFO Search”);

(d)	We have not undertaken any searches or enquiries, other than the Online Company Search and the Online STFO Search and we have not undertaken any physical inspection of any object, asset or property of the Company.

(e)	For the purposes of this Legal Opinion, we have reviewed and examined the Information Sources and we have considered such laws, regulations and practices as we have deemed necessary to consider in this regard.

2.	Assumptions

In giving this Legal Opinion, we have made the following assumptions (which we have not independently verified or made any investigation thereof) that:

(a)	the execution, delivery and performance of the Related Documents and the transaction arising therefrom are within the capacity and powers of the relevant parties and have been validly authorised, executed and delivered, by each of the parties thereto under the laws of their respective jurisdiction of incorporation or registration, as the case may be;

(b)	the relevant parties have the power and the corporate authorisations to perform its obligations under the Related Documents and the transaction arising therefrom and to enforce the Related Documents under the laws of their respective jurisdiction of incorporation, as the case may be;

(c)	the genuineness of all signatures, seals, stamps and markings on all documents and the completeness, and all Related Documents provided to us as copies (including electronic copies) conform to the originals;

(d)	all Related Documents are authentic and that the information therein remains current, true and correct, and there is no information or material relevant to the Company other than the Related Documents;

(e)	the Related Documents have not been entered into by reason or in consequence (whether wholly or in part) of fraud, mistake, duress, undue influence, misrepresentation or any other similar act, matter or thing which would or might vitiate or prejudicially affect the Related Documents, or otherwise entitle the parties thereto to avoid, rescind or have rectified the Related Documents to which they are a party or any of its obligations under the Documents to which they are a party;

(f)	the obligations of each party under the Related Documents are valid and legal obligations binding on such party and are not subject to any avoidance by any person under any applicable laws and insofar as the said documents relate to actions to be performed in any jurisdiction other than the Kingdom of Cambodia, such performance will not be illegal or ineffective by reason of the laws of that jurisdiction;

(g)	all statements of fact (including all representations and warranties) contained in each of the Related Documents are when made or repeated or deemed to be made or repeated true, accurate and complete and that any representation or warranty by any party that it is not aware of or has no notice or knowledge of any act, matter, thing or circumstance means that the same does not exist or has not occurred and that we have relied on them without further enquiry;

(h)	all representations, warranties, undertakings and covenants by each party to the Related Documents (where applicable) are true, complete, accurate and not misleading;

(i)	that all other documents or agreements referred to in the Related Documents which may affect the legality, validity and enforceability of the Related Documents are themselves legal, valid and enforceable on their respective terms;

(j)	there is no other agreement, instrument or other arrangement between any of the parties to the Related Documents which modifies or supersedes the Related Documents respectively and there are no facts or other circumstances or acts or omissions in relation to any Related Document or in respect of any party to a Related Document that may render a Related Document or any part of it void or voidable or affect any of its terms;

(k)	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Related Documents under the laws of any jurisdiction have been duly fulfilled, performed and complied with;

(l)	all agreements and contracts (whether legally binding or not) entered into by the Company since its date of incorporation have been provided to us;

(m)	there are no undertakings, agreements or documents, such as bylaws, shareholder or joint venture agreements or proxy arrangements (however titled or described), other than the Memorandum and Articles of Association of the Company (item 2 of Annex 1) (the “M&A”) and approvals listed in items 9 to 14 of Annex 1 (the “Approvals”), which restrict the authority or ability of the Company to execute any of the Related Documents and to perform in accordance with its terms, and the power and authority of the directors and shareholder of the Company to act;

(n)	all licenses, consents, approvals, certificates and other authorizations necessary or desirable in connection with the activities of the Company, including the Approvals, which we have relied on in rendering this Legal Opinion, have been maintained at all times since issuance and if any approval or consent is granted subject to conditions, all such conditions have been complied with and continue to be complied with, and the parties and all their officers or employees have no notice of any matter which would affect the validity of any such consents, approvals, authorizations, licenses, exemptions or orders;

(o)	the Approvals have not been revoked, terminated, suspended, amended or otherwise become invalid since its issuance and up to the date of this Legal Opinion;

(p)	the directors and shareholder of the Company remain as identified in the M&A;

(q)	the Company has entered, or will enter, into in its own name all contracts and agreements in connection with the changes, improvements, modifications, destruction, renovations, alterations or construction of the buildings and structures erected or installed, or to be erected or installed, on the Leased Property (as defined below) during the term of the Lease (as defined below) and the Company has borne any and all associated costs to the changes, improvements, modifications, destruction, renovations, alterations or constructions of such buildings and structures;

(r)	no appointment or notice of the appointment of a receiver or judicial manager of the Company or any of its assets or property has been made or given or proposed or threatened;

(s)	as at the date of this Legal Opinion, the Company does not engage in any activity other than as a bag production factory as permitted under Factory Operation Permit No. 7974 dated 29 November 2023 (item 11 of Annex 1);

(t)	there is no discharge of hazardous waste and pollution from the Company’s factory and all waste disposal and discharge complies with all technical requirements and restrictions set out in all applicable environmental protection regulations and the environmental impact assessment approved by the relevant government authorities;

(u)	the records of the Company on file and available for inspection in the MOC’s online system are accurate, that the information disclosed by the Online Company Search is true and complete, that such information has not since then been altered and that such search did not fail to disclose any information or matter that has been delivered for registration but did not appear on the MOC’s online database at the date of the search;

(v)	the records on file and available for inspection at the STFO are accurate, that the information disclosed by the Online STFO Search is true and complete, that such information has not since then been altered and that such search did not fail to disclose any information or matter that has been delivered for registration but did not appear on the STFO’s database at the date of the search;

(w)	in relation to the Leased Property (as defined below):

(i)	the certificates of title for the Leased Property have been validly issued by the relevant land authority and the relevant lessors under the lease agreement dated 2 January 2017 listed as item 15 of Annex 1 (the “Lease”), are duly recorded in the relevant land office’s records as the registered land owners of the Leased Property;

(ii)	such certificates of title for the Leased Property are not subject to any registered encumbrances in the Kingdom of Cambodia;

(iii)	the relevant registered owners of the Leased Property have full authority, capacity and powers to grant the Lease in favour of the Company and they have not entered into any agreement to lease the Leased Property other than the Lease;

(iv)	the relevant construction permits have been validly issued by the relevant land authority for the construction of the buildings and structures located on the Leased Property;

(v)	the Company has not entered into any agreement, other than the Lease, with respect to the Leased Property or the buildings or structures that have been constructed, erected on or installed in the Leased Property; and

(vi)	each of the buildings and structures within the Leased Property complies with all technical requirements and restrictions set out in all applicable construction regulations;

(x)	any resolution, certificate, letter or opinion on which we have expressed reliance continues to be accurate; and

(y)	that there are no provisions of the laws of any jurisdiction (other than the Kingdom of Cambodia) which would be contravened by the execution or delivery of the Related Documents and no part of the opinions expressed in this Legal Opinion will be affected by the laws (including public policy) of any jurisdiction outside the Kingdom of Cambodia.

The making of each of the above assumptions indicates that we have assumed that the subject of each assumption is true, correct, and complete in every way. The assumptions that we have made in this Legal Opinion do not imply that we have made any enquiry to verify an assumption, but we confirm nothing has come to our attention that causes us to believe any of the assumptions is not true, correct, or complete. No assumption is limited by any other assumption.

3.	Opinion

Based solely on our review of the Information Sources, on the basis of the foregoing and subject to the qualifications set out below, we are of the opinion that:

(a)	the Company is duly incorporated under the laws of the Kingdom of Cambodia as a single member private limited company on 5 April 2017, and is validly and continuously existing under the laws of the Kingdom of Cambodia;

(b)	the Company is a separate legal person with the capacity to take legal action in its own name and be sued in its own name under the laws of the Kingdom of Cambodia;

(c)	the M&A has been duly endorsed by the Council for the Development of Cambodia (“CDC”) on 9 May 2018 and by the MOC on 7 June 2018, and the M&A is in compliance with the Cambodian Law on Commercial Enterprises dated 19 June 2005 (the “LCE”);

(d)	the Company was granted a final registration certificate for its qualified investment project from the CDC on 12 April 2017;

(e)	according to the M&A and the extract of Company’s information from the MOC’s website no. MOC-B2460798 dated 16 January 2024 (item 3 of Annex 1) (the “Company Extract”), the registered share capital of the Company is United States Dollar One Million (USD1,000,000), comprising of one thousand (1,000) shares each having a par value of United States Dollar One Thousand (USD1,000), all of which were, at incorporation of the Company, issued to Prospect Focus Limited and as at the date of this Legal Opinion, have been fully paid;

(f)	under Article 146 of the LCE, a share shall not be issued until the share is fully paid in cash, in kind or past services and, apart from the full payment of the registered capital, there is no explicit requirement under Cambodian law for the shareholder of a limited liability company registered in the Kingdom of Cambodia to pay for its share capital within a particular timeframe;

(g)	according to the M&A and the Company Extract, the registered business objective of the Company is investment in bag factory and the business activities include tanning and dressing of leather, manufacture of other luggage, handbags, ureau, and harness and dressing and dyeing of fur (the “Business Activity”);

(h)	the Company has the legal right, power and authority to lease its properties and own, lease and operate its assets (excluding land) and conduct the Business Activity;

(i)	the Company has obtained the material licences, consents, approvals, authorisations, certificates and permits necessary to undertake the Business Activity, as listed in item 9 to 14 of Annex 1, and those licences, consents, approvals, authorisations, certificates and permits are valid as at the date of this Legal Opinion;

(j)	based on the Related Documents, the Company in conducting the Business Activity will not in all material respects conflict with, or constitute a default under or violate a Cambodian law;

(k)	in accordance with the provisions of the Lease in relation to the leased of plots of land located at Battachi Village, Prekho Commune, Takhmao Municipality, Kandal Province, Kingdom of Cambodia with a total land size of Thirteen Thousand Seven Hundred Fifty Nine (13,759) square meter which also consists of two (2) factory buildings (the “Leased Property”) and to the extent permitted by applicable Cambodian law, during the term of the Lease, the Company, as lessee, has exclusive possession of the Leased Property and is not prohibited from using the Leased Property as an office and/or for factory and/or production facilities and/or any other activities in relation to the Business Activity and neither is such use prohibited under Cambodian law;

(l)	no approval, permit or consent is required to be obtained from any governmental or other regulatory authority or agency in the Kingdom of Cambodia under Cambodian law in connection with the Proposed Listing;

(m)	no reporting, disclosure or registration obligations arise in the Kingdom of Cambodia under Cambodian law as a result of the Proposed Listing;

(n)	the Company is not entitled to any immunity under the laws of the Kingdom of Cambodia, whether characterised as sovereign immunity or otherwise, from any legal proceedings in respect of itself or its property, whether in the execution of judgment or attachment or otherwise; and

(o)	the description of applicable Cambodian laws and material contracts as entered into by the Company in the Registration Statement is accurate.

4.	Qualifications

This Legal Opinion is subject to and modified by the following qualifications. All the qualifications reflected below shall apply to this Legal Opinion:

(a)	the opinions expressed in this Legal Opinion are based only on matters disclosed to us through the Related Documents;

(b)	certain opinions expressed in this Legal Opinion are based, whether wholly or in part, on the information obtained during the Online Company Search and the Online STFO Search and should only be relied on as at the date such searches were undertaken;

(c)	documents and information obtained through the Online Company Search and the Online STFO Search may not be accurate, complete or up to date as at the date of those searches and any reliance placed on them (including in this Legal Opinion) is subject to this qualification and additionally, the results of the Online STFO Search are limited to only the STFO filings which have been registered since the new STFO website was upgraded in early 2016 and do not capture any prior STFO filings or notices;

(d)	in respect of the continuing existence of the Company, we have relied on the search carried out at the online system of the MOC wherein limited corporate information of the Company will be revealed and such search will not reveal whether or not a winding-up petition has been presented against the Company other than the fact that the Company has yet to be struck out from the records of the MOC;

(e)	there is no public registry or composite records available to be searched on winding up proceedings and/orders in the Kingdom of Cambodia and it is not possible to conduct searches to ascertain definitively whether a winding up application has been submitted or processed in the Kingdom of Cambodia;

(f)	the concept of “good standing” does not exist within the legal framework of the Kingdom of Cambodia and there is no centralized measure to conduct searches to confirm whether a company has complied with all the regulatory requirements and obtained all relevant permits, approvals or licenses issued by the Royal Government of Cambodia or the relevant Cambodian authorities and that such permits, approvals and licenses have not been revoked, suspended or amended;

(g)	there is no centralized or other public database or information source to conduct court searches in the Kingdom of Cambodia (which are not, therefore, a matter of public record);

(h)	with respect to the registration procedures applicable to the licensing of corporate matters by the Cambodian authorities, such procedures may not be relied upon as formal standardized procedures and may vary over time and change without notice. In practice, specific restrictions may also apply from time to time to registration or notification procedures, subject to interpretation of Cambodian laws and regulations by Cambodian authorities or institutions, or upon the establishment of new procedures or administrative regulations;

(i)	while there is typically an official timeline for each governmental authority to issue licences, consents, approvals, authorisations, certificates and/or permits, the actual approval timeline is subject to the sole discretion of the competent authority. Similarly, the competent authority may, from time to time and on a case by case basis, require an applicant to submit documents that are not part of the standard application documents;

(j)	we express no opinion in respect of the conduct of the actual business activities carried out by the Company or on the Company’s products or services to confirm their compliance with the relevant laws and regulations;

(k)	under Cambodian law, there is no distinction between land and buildings. Under Cambodian law, land includes all buildings, structures and fixtures attached to land. Consequently, no separate certificate of title is issued for any building attached to land;

(l)	the Ministry of Land Management, Urban Planning and Construction and relevant competent authorities exercise a significant degree of discretion in interpreting construction regulations and determining whether a building complies with all technical requirements and restrictions;

(m)	the Ministry of Environment and the relevant competent authorities exercise a significant degree of discretion in interpreting environmental regulations and determining whether a company is subject to the environmental impact assessment requirements;

(n)	we have not carried out any tax due diligence or audit on the Company and are not in a position to verify whether the Company has complied with all tax obligations under Cambodian laws;

(o)	the opinions expressed in this Legal Opinion are based on publicly available Cambodian laws and regulations as at the date of this Legal Opinion and on our understanding of established practices of relevant Cambodian governmental authorities;

(p)	the laws of the Kingdom of Cambodia is not always published or publicly available and may from time to time be amended, modified, replaced or supplemented by unpublished regulations or executive decisions;

(q)	any governmental applied practice may at times be inconsistent with the express words of the laws of the Kingdom of Cambodia, or the reasonable interpretation of the laws of the Kingdom of Cambodia, and may change over time. Applied practice is not generally reduced to writing, thus a practice may be currently in effect, and we may not have access to or knowledge of this guidance;

(r)	the decisions of courts or official bodies are generally not published or written. Thus, it is possible that a law of the Kingdom of Cambodia may be interpreted by a court or official body, but we would have no access to or knowledge of this guidance;

(s)	the expressions “valid and binding” and “enforceable” as used above mean that the obligations assumed or to be assumed by the Company under the Related Documents are of a type which the courts of the Kingdom of Cambodia will generally treat as valid and binding, and will generally enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms and we express no opinion with respect to the prospects of any claim or proceeding by or against the Company;

(t)	the question whether any term or condition of the Related Documents which is invalid or unenforceable may be severed from other provisions is determined at the discretion of the courts;

(u)	a certificate, determination, notification or opinion of the parties may be held by the Cambodian courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error;

(v)	any provision of the Related Documents that provides for certain calculations, determinations or certificates will be conclusive and binding will not apply if such calculations, determinations or certificates are incorrect, unreasonable, arbitrary or have not been made in good faith;

(w)	a provision that any statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry into the merits of a claim by an aggrieved party;

(x)	if any obligation is to be performed in a jurisdiction outside the Kingdom of Cambodia, it may not be enforceable in the Kingdom of Cambodia to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction and a court in the Kingdom of Cambodia may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance;

(y)	in accordance with the Civil Code of Cambodia, a contract is considered null and void if its content is inconsistent with mandatory provisions of law, public order and good customs. These concepts are not clearly defined under Cambodian law and we are not aware of any case law on this issue;

(z)	although Cambodian laws do not impose any restriction on the choice of law governing an agreement or transaction, current judicial practice indicates that Cambodian courts may be unwilling or unable to recognize or give effect to the laws of any jurisdiction other than Cambodia;

(aa)	we express no opinion on any provision which provides that oral or other modifications, amendments or waivers could not effectively be agreed upon or granted between or by the parties;

(bb)	we have not made any independent investigation with respect to the factual matters which are subject to any assumption in this opinion or any statement of fact or status set out in this Legal Opinion;

(cc)	we express no opinion as to any agreement, instrument or other document other than as specified in this Legal Opinion;

(dd)	our reviews are specific to the opinions stated herein, which is limited to legal aspects only. We have only considered the laws and regulations stated in this Legal Opinion and the facts given to us when rendering our opinion herein and specifically we express no opinion as to:

(i)	matters of fact, except as specifically addressed above;

(ii)	the existence of rights of set-off, counterclaims, liens, charges and encumbrances, except as noted in the Online STFO Search;

(iii)	tax or financial matters and all other matters which are within the scope of expertise of other advisers, such as auditors, accountants, merchant bankers, tax advisors and environmental specialists;

(iv)	whether any provisions in a document regarding the effectiveness of deemed notices would be enforceable where the person relying on such provisions is aware that such notice has not in fact been delivered or received; or

(v)	the enforceability of concepts, terminology, formulations and approaches which have no direct equivalent under the laws of the jurisdiction in or under which the obligation is to be performed;

(ee)	we are qualified to practice law in the Kingdom of Cambodia and do not purport to be an expert on, or express any opinion as to any law outside the Kingdom of Cambodia; and

(ff)	we have not considered nor made any undertaking to update this opinion, for any information or any laws of Kingdom of Cambodia or applied practice that may come into effect or may become generally available knowledge after the date of this Legal Opinion.

5.	Benefit:

This Legal Opinion is addressed to Kandal M Venture Limited and is solely for Kandal M Venture Limited’s benefit. It is not to be transmitted to, nor is it to be relied upon, by any other person or for any other purpose or quoted or referred to in any public document or filed with any governmental agency or other person without our prior written consent.

Notwithstanding the above, we hereby consent for Kandal M Venture Limited to:

(a)	provide copies of this Legal Opinion to the U.S. Securities and Exchange Commission in connection with the Proposed Listing, if so requested by U.S. Securities and Exchange Commission; and/or

(b)	file this Legal Opinion as an exhibit to the Registration Statement,

strictly on the basis that (i) we do not assume any duty or liability to any person or entity to whom such copy is provided, (ii) such person or entity agrees not to further disclose this opinion or its contents to any other person or entity without our prior written consent and (iii) there is no legal obligation and undertaking for us to update this opinion for any change of information or laws of the Kingdom of Cambodia or applied practice which occurs or becomes known to us or came into force after the date of this Legal Opinion.

This opinion is strictly limited to the matters stated in it and does not apply by implication to any other matter.

Yours faithfully

SOKSIPHANA&ASSOCIATES

Annex 1

Related Documents

Item No.	Description
1.	Certificate of Incorporation of the Company dated 5 April 2017
2.	Memorandum and Articles of Association (“MAA”) of the Company dated 16 October 2017 endorsed by the Council for the Development of Cambodia (“CDC”) on 9 May 2018 and by the Ministry of Commerce (“MOC”) on 7 June 2018
3.	Extract of Company’s information from the MOC’s website no. MOC-B2460798 dated 16 January 2024
4.	MOC Search Result dated 22 March 2024
5.	MOC Search Result dated 23 October 2024
6.	Patent Tax Certificate of Company dated 22 January 2024
7.	Value Added Tax-VAT Certificate dated 11 April 2017
8.	Final Certificate of Registration no. 1311/17 issue by the CDC dated 12 April 2017
9.	Letter No. 5435/23 on the Approval of the Request for Incentives dated 08 December 2023 issued by the CDC
10.	Prakas no. 186 on the Factory Establishment Permit dated 5 May 2017
11.	Factory Operation Permit No. 7974 dated 29 November 2023 issued by the Ministry of Industry, Science, Technology, and Innovation
12.	Certificate of Compliance No. 2924/22 dated 15 August 2022 issued by the CDC
13.	Certificate of Compliance No. 1517/24 dated 4 April 2024 issued by the CDC
14.	Environmental Protection Contract dated 14 August 2019 entered between the Company and the Ministry of Environment
15.	Lease Agreement dated 2 January 2017 by and between Mr. Thorng Prech and Mrs. Men Lyly, as lessors, and the Company as the lessee
16.	Cambodian Identity Card of Mr. Thorng Prech dated 4 March 2014
17.	Cambodian Identity Card of Mrs. Men Lyly dated 4 March 2014
18.	Receipt for the payment of the rental no. 002049
19.	Receipts for payment of the Security Deposit
20.	Receipt for payment of the annual immovable property tax no. 008995777 dated 25 May 2023 and tax receipt payment No. 009781841 dated 25 March 2024
21.	Application Form Requesting the Construction Permit for land No. CV0425 dated 8 December 2010

22.	Application Form Requesting the Construction Permit for land No. 08110506 – 0173 submitted to Land Management, Urban Planning and Construction Office on 23 October 2020
23.	Application Form Requesting the Site Opening Permit for a plot of land
24.	Manufacturing and Supply Agreement entered into between FMF Manufacturing Co., Ltd and Prospect Focus Limited dated 5 April 2017
25.	Declaration on the Opening of Enterprise of the Company issued by the Ministry of Labour and Vocational Training (“MLVT”) dated 22 February 2021
26.	Endorsement Letter to Computerised Payroll and Endorsed Payroll Form issued by MLVT in old form dated 23 May 2017
27.	Enterprise Book Endorsed by MLVT dated 23 May 2017 in old form
28.	Internal Regulations dated 22 May 2017 endorsed by MLVT on 5 June 2017 in old form
29.	Shop Stewards Recognition Letter dated 19 October 2022 appended with Shop Stewards Election Records dated 21 September 2022
30.	Annual Quota Permit No. QTA 033058 for year 2024 dated 20 July 2023
31.	Twenty (20) Foreign Employment Cards of foreign national employees issued on 9 January 2024 by MLVT and five (5) Foreign Employment Cards of foreign national employees issued on 29 January 2024 by MLVT
32.	Employment Book and Employment Card of Sok Horn issued by MLVT in new form dated 17 July 2022
33.	Declaration on Personnel Movement “Out” endorsed by MLVT through LACMS dated 14 December 2023
34.	Enterprise Registration Certificate No. 1009156.ជ issued by NSSF dated 28 July 2017 Contribution Payment Receipt No. 08000084-24 issued by NSSF dated 28 February 2024
35.	Self-Inspection Audit Report completed through Self-Inspection Centralised Management System (SICMS) and signed by Company dated 18 December 2023
36.	Certificate of Professional Registration Organisation of Cambodian Worker’s Mind Union of FMF Manufacturing Co., Ltd. issued by MLVT dated 30 August 2017 (the “MRS Union”)
37.	Certificate of Most Representative Status of MRS Union issued by MLVT dated 22 September 2022
38.	Recognition Letter to Union Representative Mandate of the MRS Union issued by MLVT dated 4 January 2021
39.	Collective Bargaining Agreement entered into between MRS Union and Company dated 13 January 2024 ending 13 January 2026

40.	Certificate of Professional Registration Organisation of The Union Labour of FMF Manufacturing Co., Ltd. issued by MLVT dated 24 October 2017
41.	Recognition Letter to Union Representative Mandate of The Union Labour of FMF Manufacturing Co., Ltd. issued by MLVT dated 5 January 2021
42.	Probationary Employment Contract
43.	Fixed Duration Contract
44.	Undetermined Duration Contract
45.	In-House Infirmary Procedure dated 1 January 2024
46.	Handbook Standards for Factory Operations Safety and General Welfare Management dated 22 May 2017
47.	Prohibition of Forced Labour dated 1 January 2024
48.	Recruitment and Hiring Policy dated 1 January 2024
49.	Anti-Corruption and Bribery Procedure dated 19 January 2024
50.	Dormitory Regulations dated 1 January 2024
51.	Emergency Evacuation Procedure dated 1 January 2024
52.	Energy Efficiency Procedures dated 1 January 2024
53.	Environmental Procedures and Environmental Emergency Preparedness and Response dated 1 January 2024
54.	Freedom of Association and Grievance Policy/Procedures dated 1 January 2024
55.	Grievance Policy dated 1 January 2024
56.	Human Resources Management System dated 1 January 2024
57.	Leave Type and Leave Procedure dated 1 January 2024
58.	Non-Discrimination Policy dated 1 January 2024
59.	Non-Sexual Harassment Policy dated 1 January 2024
60.	Occupational Health and Safety Policy dated 1 January 2024
61.	Prevention Human Trafficking Policy dated 1 January 2024
62.	Risk Register and Risk Assessment Procedure dated 1 January 2024
63.	Working Hours and Overtime Policy Procedure dated 1 January 2024
64.	Chemical Management Procedure dated 1 January 2024
65.	Rights of Persons with Disability Policy dated 2 January 2024
66.	Employee Wage and Other Benefit Policy dated 1 January 2024
67.	HIV AIDS Policy dated 1 January 2024
68.	Injury Emergency Inspection Evaluation and Prevention Policy dated 1 January 2024

69.	Personal Protection Equipment Policy dated 1 January 2024
70.	Pregnant & New Mother Workers Procedure dated 1 January 2024
71.	Recruitment & Remediation Child Labor dated 1 January 2024
72.	Employment Contracts of Kwok Yi Feng (Accounting Manager)
73.	Employment Contracts of Cheav Soktheng (Administration Manager)
74.	Employment Contracts of Sok Ny (HR/Compliance Supervisor)
75.	Employment Contracts of Zhou Xuchao (IE Manager)
76.	Employment Contracts of Luo Zhiwei (Merchandise Manager)
77.	Employment Contracts of Zeng Zhihui (Production Supervisor)
78.	National Social Security Fund Contribution Receipt No. 078/24 dated 19 March 2024
79.	Waste Management Control Policy and Procedure dated 1 January 2024
80.	Criminal Complaint lodged against Mr. Miu Singlok, Roland (VDR ref no. 6)
81.	Property All Risks Insurance having Policy No. PPAR23-000001934 issued by Phillip General Insurance (Cambodia) Plc dated 2 February 2023
82.	Property All Risks Insurance having Policy No. EGIC/E2/24/PAR/K0004927 issued by Etiqa General Insurance (Cambodia) Plc